Exhibit 3.61
OPERATING AGREEMENT
OF
LGI HOMES – WEST VIRGINIA, LLC

THIS OPERATING AGREEMENT OF LGI HOMES – WEST VIRGINIA, LLC (as amended from time to time, this “Agreement”) is adopted this 9th day of March, 2018, by the initial sole member identified on Exhibit A, attached hereto (the “Member”), as the Member of LGI HOMES – WEST VIRGINIA, LLC, a West Virginia limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company was formed on March 9, 2018, upon execution and filing of its Articles of Organization with the Secretary of State of West Virginia; and

WHEREAS, the Member desires to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Member and the Manager(s) in connection therewith;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Formation of the Company; Initial Member. The Company was formed under and shall be operated in accordance with the West Virginia Uniform Limited Liability Company Act, W. Va. Code § 31B-1-101, el seq., and any successor statute, as amended from time to time (the “Act”). To the extent this Agreement conflicts with the Company’s Articles of Organization, this Agreement shall govern and control to the extent permitted by law.

Section 2.          Member Interest. The Member, as the sole Member of the Company, shall have a one hundred percent (100%) “Member Interest.”

Section 3.          Place of Business. Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380. The Manager may from time to time change the principal place of business of the Company to such other place as the Manager deems appropriate. The registered office of the Company in the State of West Virginia shall initially be 209 West Washington Street, Charleston, West Virginia 25302 and the registered agent for service of process on the Company in the State of West Virginia shall be Corporation Service Company. The Manager may from time to time change the registered office of the Company to such other place, or the registered agent of the Company to such other person, as the Manager deems appropriate.

Section 4.          Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Act.

Section 5.          Capital Contributions. The Member has contributed to the Company such property and money in the amount set forth opposite the Member’s name on Exhibit A. The Member shall have no obligation to make additional capital contributions to the Company. The Member may make additional capital contributions to the Company as the Member determines are necessary, appropriate or desirable. From time to time the Manager shall amend Exhibit A as necessary to reflect the aggregate capital contributions of the Member.

Section 6.          Distributions. The Company shall make distributions of cash or property to the Member (including upon liquidation of the Company) in such amounts and at such times as may be determined from time to time by the Manager or the Member. The Member intends for the Company to be disregarded as an entity for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications.

Section 7.          Management of the Company. The business affairs of the Company shall be managed by a Manager. Except as expressly provided herein or as otherwise required by applicable law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs. The Manager shall serve until his, her or its successor shall have been duly elected, or until his, her or its earlier death, termination, resignation or removal. The Manager may be removed at any time, with or without cause, by affirmative vote of the Member. The Member is the initial Manager of the Company. The Manager may from time to time delegate to one or more individuals (each an “Officer”) any portion of its authority granted hereunder and under the Act as the Manager deems appropriate. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. An Officer may be removed as an Officer by the Manager at any time with or without cause. An Officer may resign as an Officer at any time by communicating his resignation to the Manager, orally or in writing.

Section 8.          Exculpation and Indemnification. No Member, Manager, Officer or their respective shareholders, members, partners, directors, officers, employees and other agents (collectively, the “Covered Persons”) shall be liable to the Company or any other person or entity for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person acting in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that a Member, Manager or Officer shall be liable for any loss, damage or claim incurred by reason of such person’s willful misconduct. To the full extent permitted by applicable law, each Covered Person shall be entitled to defense and indemnity from the Company for any loss, damage or claim suffered by or asserted against such Covered Person by reason of any act or omission performed or omitted by such person acting in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement. Any indemnity under this Section 8 shall be provided out of and to the extent of Company assets or insurance only, and no Member, Manager or Officer shall have personal liability on account thereof.

Section 9.          Limited Liability. To the maximum extent permitted under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for any debts, liabilities or obligations of the Company. To the maximum extent permitted under the Act, the Member, in the Member’s capacity as such, shall have no liability for the Company’s obligations.

Section 10.          Dissolution. The Company shall begin on the date of the filing of its articles of organization and shall continue until dissolved in accordance with the terms hereof. The Company shall be dissolved upon the earlier of either of the following: (i) the determination of the Member that the Company shall be dissolved, or (ii) as otherwise required under the Act; provided that the Member or Company shall not have elected to continue the Company in accordance with the Act.

Section 11.          Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

Section 12.          Entire Agreement. This Agreement constitutes the entire operating agreement of the Company and supersedes all prior agreements and understandings, both written and oral, with respect to that subject.

Section 13.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

Section 14.          Headings. The section headings in this Agreement are inserted as a matter of convenience and are for reference only and shall not be construed to define, limit, extend or describe the scope of this Agreement or the intent of any provision.

Section 15.          Number and Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa and the masculine shall include the feminine and neuter genders, and vice versa.

Section 16.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the undersigned, its legal representatives, heirs, successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Charles Merdian
Charles Merdian, Authorized Signor

EXHIBIT A

MEMBER

Member	Member Interest	Capital Contribution
LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$100.00

A-1